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											Exhibit 99

                               FOR IMMEDIATE RELEASE
                               ---------------------

Contact:	Michael L. Staines
		Sr. Vice President
		Resource America, Inc.
		1521 Locust Street - 4th Floor
		Philadelphia, PA  19102
		(215) 546-5005 : (215) 546-5388 (facsimile)

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                               RESOURCE AMERICA, INC.
                         ANNOUNCES OFFERING OF $75 MILLION
                               OF ITS SENIOR NOTES

Philadelphia, PA., June 24, 1997 - Resource America, Inc. (NASDAQ:REXI) (the "Company") today announced that it had commenced a private offering of $75 million of its Senior Notes, due 2004. The offering will be made only to qualified institutional buyers and selected accredited investors (as these terms are defined in Rule 144A and Rule 501 (a), respectively, under the Securities Act of 1933).

	The Senior Notes will be senior general unsecured obligations of the Company of equal ranking with or (with respect to obligations specifically subordinated to the Senior Notes) senior to the Company's general unsecured indebtedness. The interest rate for the Senior Notes will be established prior to the close of the offering. The Senior Notes will have a seven year term. The Company may not redeem the Senior Notes prior to 2002, and thereafter may redeem them at specified premiums to par. No sinking fund is provided for the Senior Notes. Upon a change of control event, as defined in the indenture pursuant to which the Senior Notes will be issued, holders may require the Company to repurchase the holder's Senior Notes at a price of 101% of the principal amount of the holder's Senior Notes, plus accrued interest to the repurchase date. Holders of Senior Notes also have rights to cause the Senior Notes to be registered under the Securities Act. It is anticipated that the offering will close on or about July 15, 1997.

	The proceeds of the Senior Notes will be used by the Company to repay approximately $21.4 million of existing debt, to expand its real estate loan acquisition and resolution operations, to expand its equipment leasing operations and for other general corporate purposes.

	The Senior Notes will not be registered under the Securities Act of 1933, and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act.